Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-215360) on Form N-2 of FS Investment Corporation III of our reports dated March 10, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FS Investment Corporation III, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 27, 2017, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 26, 2017